UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)                                                                                     June 22, 2012

Linkwell Corporation
(Exact name of registrant as specified in its charter)

Florida	000-24977	65-1053546
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1104 Jiatong Road, Jiading District, Shanghai, China	201807
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(86) 21-5566-6258

not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03                      Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On June 22, 2012 Linkwell Corporation filed Articles of Amendment to its Articles of Incorporation designating a series of 400,000 shares of its blank check preferred stock as Series D Convertible Preferred Stock.  The designations, rights and preferences of these shares include:

•	each share is convertible at the option of the holder into three shares of our common stock at any time following the effective date of the pending 1:200 reverse stock split,
•
each share has a number of votes equal to the number of shares of common stock into which it is convertible (giving effect to the reverse stock split) and will vote with the holders of the common stock and other outstanding series of preferred stock,

•	the shares will not pay any dividends and have a stated value and liquidation preference equal to par value of $0.0005 per share,
•	the shares have customary anti-dilution provisions in the event of stock splits (other than the pending reverse stock split), dividends, reclassifications and similar corporate events, and
•	the shares rank pari passu with the company’s other classes of preferred stock and will not be a senior class.

The Articles of Amendment creating the Series D Convertible Preferred Stock were approved by our Board of Directors on June 20, 2012 and no approval of our shareholders was necessary.  A copy of the Articles of Amendment to the Articles of Incorporation is filed as Exhibit 3.11 to this report and incorporated herein by such reference.  We have not issued any shares of the Series D Convertible Preferred Stock as of the date of this report.

Item 9.01                      Financial Statements and Exhibits.

(d)           Exhibits

3.11	Articles of Amendment to the Articles of Incorporation designated the Series D Convertible Preferred Stock

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Linkwell Corporation

Date: July 3, 2012	By: /s/ Xuelian Bian
Xuelian Bian, Chief Executive Officer